Seritage Growth Properties Announces Appointment of Allison Thrush to Board of Trustees

New York, NY – April 19, 2019 – Seritage Growth Properties (NYSE: SRG) announced today that Allison Thrush has been appointed to the Company’s Board of Trustees as an independent trustee.  Ms. Thrush will serve on the Board’s Audit Committee.

“We are very pleased to welcome Allison Thrush to the Board of Trustees of Seritage,” stated Edward S. Lampert, Chairman of the Board of Trustees of Seritage Growth Properties. “As we continue to execute on our business plan, we believe Allison will offer valuable counsel and perspective through her extensive corporate, capital and investment experiences and we look forward to her contributions.”

Ms. Thrush previously served as a managing director of Fortress Investment Group, where she was responsible for capital formation and investor relations for the firm’s private equity business.  Her responsibilities included fund structuring, fundraising, and negotiation of the firm’s private equity investment partnerships, investor relations and client services, oversight of various advisory boards, and special projects relating to matters such as restructurings, recapitalizations and IPOs.  Prior to joining Fortress in 2001, Ms. Thrush directed a portfolio of opportunistic real estate and private equity investments for the New York State Common Retirement Fund. Prior to that, she worked for the New York State Urban Development Corporation and Coopers and Lybrand, now PricewaterhouseCoopers.  Ms. Thrush received a B.S. in Economics from the University of California, Berkeley, and a Masters in Public Policy from Harvard University’s Kennedy School of Government.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 206 wholly-owned properties and 26 joint venture properties totaling approximately 36.3 million square feet of space across 48 states and Puerto Rico. The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015. Pursuant to a master lease, the Company has the right to recapture certain space from the successor to Sears Holdings for retenanting or redevelopment purposes. The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com